Exhibit 5

             [letterhead of Weizenecker, Rose, Mottern & Fisher, P.C.]


                            December 14, 2001

Cottage Investments, Inc.
505 Park Avenue, 20th Floor
New York, New York 10022

Ladies and Gentlemen:

      You have requested my opinion as counsel for Cottage Investments, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of to 7,315,000 shares of Common Stock to Robert J. Mottern and 8,911,500 shares of Common Stock to William Stilley.

     I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about December 14, 2001 (the "Registration Statement"). I further have examined the Articles of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Nevada, the By-laws, and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/Robert J. Mottern

                           Weizenecker, Rose, Mottern & Fisher, P.C.